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                                  EXHIBIT 99.1

News Release


             EDWARD F. DEGRAAN NAMED ACTING CHIEF EXECUTIVE OFFICER

October 19, 2000

Boston -- The Gillette Company Board of Directors has named Edward F. DeGraan, 57, currently president and chief operating officer, to be acting chief executive officer, effective immediately. The Board also has named Richard R. Pivirotto, 70, the senior director of the Company, to be non-executive chairman of the board, effective immediately.

Michael C. Hawley, 62, currently chairman of the Board and chief executive officer, has relinquished his responsibilities immediately and will retire from the Company.

"The Board unanimously believes this change in management is in the best interest of the Company's shareholders," said Mr. Warren E. Buffett, chairman of the executive committee of the Board of Directors. "We are grateful for Mike's long and distinguished career. His leadership and many contributions, for more than three decades, have served the Company well."

The Company will conduct an extensive internal and external search to fill the position of chairman and chief executive officer on a permanent basis.

Mr. Hawley, who joined Gillette in 1961, was elected Chairman of the Board and Chief Executive Officer in April 1999. Under his leadership as chairman, the Company refocused its product portfolio by placing the vast majority of resources on three core businesses. He also successfully implemented an aggressive company-wide reorganization and realignment program.

Edward F. DeGraan joined Gillette in 1968 and has served in a variety of manufacturing, technical, marketing and general management positions in nearly all of the Company's core businesses. As president and chief operating officer, Mr. DeGraan has been responsible for the management of all product lines worldwide.

Richard R. Pivirotto, former chairman of the Associated Dry Goods Corporation, is president of Richard R. Pivirotto Co., Inc., a management consulting firm. He is a director of General American Investors Company, Inc., Immunomedics, Inc., New York Life Insurance Company, and The Greenwich Bank & Trust Company. He has served on The Gillette Company's Board of Directors since 1980.

Headquartered in Boston, Mass., The Gillette Company is the world leader in male grooming, a category that includes blades, razors and shaving preparations. Gillette also holds the number one position worldwide in selected female grooming products, such as wet shaving products and hair epilation devices. In addition, the Company is the world leader in alkaline batteries, toothbrushes and oral care appliances.

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